This Agreement is dated as of March 2, 2023.

BETWEEN

(1)	NORTHERN FUNDS, a statutory trust organized and existing under the laws of the State of Delaware (the “Client”);

(2)	THE NORTHERN TRUST COMPANY, an Illinois corporation whose principal place of business is located at 50 South LaSalle Street, Chicago, Illinois, 60603 (“Northern”); and

(3)

THE NORTHERN TRUST COMPANY OF SAUDI ARABIA, a joint stock company established under the laws of the Kingdom of Saudi Arabia, with commercial registration number 1010366439 and regulated by the Capital Market Authority pursuant to license no. 12163-26, and whose principal place of business is at Kingdom Tower, 20th Floor, Office 1, King Fahad Road, Riyadh 11321, Kingdom of Saudi Arabia (the “Saudi Custodian”).

INTRODUCTION:

(A)	Northern and the Client entered into a master custody agreement dated June 30, 2014, (as subsequently amended or updated from time to time, the “Custody Agreement”).

(B)	Northern has appointed the Saudi Custodian as its sub-custodian in the Kingdom of Saudi Arabia.

(C)

The Client [has invested/ wishes to invest] assets held pursuant to the Custody Agreement in the Kingdom of Saudi Arabia in accordance with the QFI Rules or as a foreign strategic investor in accordance with the FSI Rules.

(D)

In order to invest in the Kingdom of Saudi Arabia, Securities Accounts must be established with the Saudi Custodian directly in the name of the Client. Following this, the Saudi Custodian will establish Securities Account(s) at the Securities Depository directly in the name of the Client.

(E)

All SAR received by the Saudi Custodian from or on behalf of a Client in the course of carrying on Securities business is classed as client money under the Capital Market Institution Regulations and must be segregated from the assets of the Saudi Custodian and held in a client money account(s) with a local bank.

(F)

The Saudi Custodian has appointed SABB to hold client money accounts and act as cash clearing agent for the purpose of performing cash settlement of transactions effected on Securities at the Securities Depository.

THE PARTIES AGREE as follows:

1.	DEFINITIONS

1.1	In this Agreement and recitals, unless the context requires otherwise, the following words shall have the following meanings:

“Agreement” means this agreement, including any Schedule, appendix or side letter and any other document which states that it forms part of this agreement, as any of such documents may be amended from time to time. In the event of any conflict between the terms of this agreement and any other, the terms of this agreement shall prevail.

“Authority” means the Capital Market Authority in the Kingdom of Saudi Arabia, including where the context permits any committee, sub-committee, employee or agent to whom any function of the Authority may be delegated, and any other governmental/semi-governmental entity linked to it to regulate Securities business in the Kingdom of Saudi Arabia.

“Capital Market Institution” means a person who is registered with and authorised by the Authority to conduct Securities business in the Kingdom of Saudi Arabia.

“Capital Market Institution Regulations” means the Capital Market Institution Regulations issued by the Authority.

“Capital Market Regulations” means Capital Market Law of the Kingdom of Saudi Arabia and its Implementing Regulations, including (without limitation), the Market Conduct Regulations, Merger and Acquisition Regulations, Capital Market Institution Regulations, the Implementing Regulations to the Anti-Money Laundering Law and the Implementing Regulations of the Law of Combating Terrorist Crimes and its Financing, QFI Rules, FSI Rules, Securities Depository Center Rules, Investment Account Instructions, Securities Business Regulations, Securities Central Counterparties Regulations, Securities Clearing Center Rules, Clearing Procedures and any other regulations, rules, circulars, terms or conditions specified or issued by the Authority, Tadawul or under the Capital Market Law, as the same may be amended or replaced from time to time.

“FSI” means a foreign strategic investor in accordance with the FSI Rules.

“FSI Rules” means the Instructions for the Foreign Strategic Investors’ Ownership in Listed Companies.

“QFI Rules” means the Rules for Qualified Foreign Financial Institutions Investment in Listed Securities issued by the Authority.

“SABB” means The Saudi British Bank.

“SAR” means Saudi Riyals, the lawful currency of the Kingdom of Saudi Arabia.

“Saudi Stock Exchange” or “Tadawul” means the Saudi Arabian Stock Exchange including where the context permits any committee, sub-committee, employee, officer, servant or agent to whom any function of the Exchange may for the time being be delegated, and means any activity taking place through or by the facilities provided by the Exchange including the electronic trading system of Securities.

“Securities” means any of the following: certificates of deposit, shares, notes and in general any instrument evidencing the ownership of rights to securities, whether in bearer, registered, dematerialised or book entry form, and whether endorsable or not, and any interests or rights which Northern considers, in its discretion, to be securities and which are available to buy or sell on the Saudi Stock Exchange and are permitted for investment in accordance with the QFI Rules or FSI Rules (as applicable) by the Capital Market Regulations.

“Securities Depository” means, in each case to the extent applicable, the Securities Depository Center Company (Edaa) and/or the Securities Clearing Center Company (Muqassa) established to provide (without limitation): opening of investment portfolios; registration of Securities ownership; depository of Securities; transfer of ownership of Securities and the clearing and settlement thereof; connection of member brokers; connection of settlement agents; and provision of any other service relevant to the activities of a securities depository as the Securities Depository may wish to provide in accordance with the Capital Market Regulations.

1.2

Any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub- clause or paragraph of the Clause or Schedule in which it appears.

1.3	The Clause and Schedule headings are included for convenience only and shall not affect the interpretation of this Agreement.

1.4	The use of the singular includes the plural and vice versa.

1.5	References to statutory provisions, regulations or notices shall include those provisions, regulations or notices as amended, extended, consolidated, substituted or re-enacted from time to time.

1.6	Capitalised terms used but not defined in this Agreement shall have the meaning given to such terms in the Custody Agreement.

2.	APPOINTMENT

2.1

The Client hereby confirms the appointment of the Saudi Custodian as the Capital Market Institution in respect of its SAR and Securities in the Kingdom of Saudi Arabia, and the Saudi Custodian hereby accepts the appointment to act as the Capital Market Institution pursuant to the Capital Market Regulations and the terms set out herein.

2.2

All parties agree that the Client shall instruct Northern in accordance with the terms of the Custody Agreement in relation to any transactions for its SAR or Securities and Northern shall instruct the Saudi Custodian. The Client agrees that it will not instruct the Saudi Custodian directly.

2.3

The Client acknowledges that the Saudi Custodian may be required by law, the Capital Market Regulations, the Authority, and/or other relevant regulatory agencies, authorities or exchanges to perform or refrain from certain acts or to report or disclose (amongst other things) details of the Client and/or details of transactions effected with or for the Client. In particular, disclosure or reporting obligations may arise under the Capital Market Regulations. The Client authorises the Saudi Custodian to perform or refrain from such acts, to report or disclose any and all such details as may be required by law/regulation or requested by the Authority and/or other relevant regulatory agencies, authorities or exchanges.

2.4

In providing the sub-custody services in respect of the assets of the Client, the Saudi Custodian will not be subject to any fiduciary duties (other than as specified in the Capital Market Institution Regulations) which prevent the Saudi Custodian from acting in a dual capacity or accepting responsibilities more extensive than those set out in this Agreement.

2.5

The parties hereto agree that nothing in this Agreement shall abrogate the duties and obligations of Northern as the “Foreign Custody Manager” of the Client within the meaning of Rule 17f-5 under the Investment Company Act of 1940, as amended.

3.	CASH REQUIREMENTS

3.1

Notwithstanding any provisions to the contrary in the Custody Agreement, the Client acknowledges and agrees that in accordance with the provisions of the Capital Market Institution Regulations, the Client’s SAR in relation to Securities must be held with a licensed bank in the Kingdom of Saudi Arabia. The Client’s SAR will not be held by Northern or the Saudi Custodian as banker and will not be held as a deposit obligation on the balance sheet of Northern or its affiliates or the Saudi Custodian. The Client further acknowledges and agrees that its SAR shall be held in a client money account(s) at SABB (or such other licensed bank in the Kingdom of Saudi Arabia as the Saudi Custodian may appoint from time to time) in the name of the Saudi Custodian, on behalf of the Client and in accordance with the client money rules set out in the Capital Market Institution Regulations.

3.2

The Client acknowledges that the Client’s SAR is subject to the risk of default and insolvency on the part of SABB. The Client further acknowledges that the Capital Market Regulations and applicable insolvency regulations in the Kingdom of Saudi Arabia do not explicitly provide whether cash (including SAR) held in the account(s) at SABB shall be regarded as bankruptcy assets of SABB if it becomes insolvent.

3.3

The Saudi Custodian shall not have any authority to borrow or raise money on the Client’s behalf or enter into transactions which will require the Client to borrow or raise money without the Client’s prior written consent to Northern.

3.4

In the event of the insolvency of SABB, the Saudi Custodian would, on behalf of the Client, enter a claim for the return of the SAR belonging to the Client in any insolvency proceedings and shall return the net amount recovered from SABB to the Client. However, neither Northern nor the Saudi Custodian shall be liable to the Client for any shortfall in the event that the full amount is not recovered.

4.	EFFECT OF THE AGREEMENT

The parties hereby acknowledge and agree that this Agreement shall apply in respect of its content related to the Client’s SAR and Securities in the Kingdom of Saudi Arabia only and that in respect of any matter or services not provided for herein, the terms of the Custody Agreement as agreed between the Client and Northern shall apply. In the event that there is any inconsistency or conflict between the terms of this Agreement and the Custody Agreement, the terms of this Agreement shall prevail with regard to SAR and Securities in the Kingdom of Saudi Arabia. For purposes of clarity, this Agreement shall not modify or supersede the Standard of Care applicable to Northern or the Saudi Custodian as set forth and defined in Section 16(b) of the Custody Agreement.

5.	ACCOUNT STATEMENTS

The Client agrees that the Saudi Custodian shall provide statements on the SAR and Securities of the Client to Northern for consolidation into the global custody statements of the Client as provided under the Custody Agreement.

6.	FEES AND EXPENSES

Northern shall be responsible for payment of the fees and expenses of the Saudi Custodian, but may pass such fees and expenses on to the Client.

7.	TERMINATION

7.1

This Agreement shall remain in place for so long as the Client holds assets in a Securities Account with the Saudi Custodian, but may be terminated upon thirty (30) days’ written notice from (i) the Client to Northern or (ii) from Northern and the Saudi Custodian to the Client, and upon giving or receiving such notice the Saudi Custodian shall promptly deliver all SAR and Securities then in the accounts to the Client or as the Client may direct subject to all outstanding fees, expenses and other obligations due to Northern and/or the Saudi Custodian having been deducted, or provided by the Client to Northern’s satisfaction.

7.2	This Agreement shall be terminated automatically on the termination of the Custody Agreement.

7.3

Neither Northern nor the Saudi Custodian shall be obligated to convert, sell or exchange any such SAR, Securities or other property. Prior to such delivery the Client undertakes to provide to Northern or the Saudi Custodian such tax indemnities or waivers, and all releases and discharges as Northern, or the Saudi Custodian may deem necessary under any applicable law/regulation.

7.4

Termination of this Agreement shall be without prejudice to any claims or rights which any of the parties hereto may have by reason of any breach of another party’s obligations and, without prejudice to the generality of the foregoing, any indemnity provisions and provisions limiting the liabilities of any party shall survive termination of this Agreement.

8.	INVALIDITY OF ANY PROVISION

In the event that any provision of this Agreement becomes invalid, illegal or incapable of being enforced by any rule of law or public policy, the validity, legality and enforceability of the remaining provisions shall nevertheless remain in full force and effect so long as the economic or legal substance of the relationship contemplated by this Agreement is not affected in any manner adverse to the Client, Northern and the Saudi Custodian. Upon the determination that any provision is or becomes invalid, illegal or incapable of being enforced, the Saudi Custodian will modify this Agreement so as to effect the original intent of the Client, Northern and the Saudi Custodian.

9.	ASSIGNMENT

The rights and obligations of the parties under this Agreement shall not be assigned, charged or otherwise dealt with by any party without the prior written consent of the other parties, save that Northern may assign this Agreement without the consent of the Client to any affiliate or subsidiary and this Agreement shall not be terminated by reason of a takeover or similar event in relation to Northern. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assignees.

10.	NON-WAIVER

No failure or delay of a party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege as herein provided.

11.	THIRD-PARTY RIGHTS

Nothing in this Agreement shall be construed to give any rights whatever against either party to any person who is not a party hereto, nor shall any such person be considered a third party beneficiary of this Agreement and accordingly, a person who is not a party to this Agreement has no right to enforce any term of this Agreement.

12.	GOVERNING LAW

The provisions of the law of Illinois shall govern the validity, interpretation and enforcement of this Agreement.

13.	COUNTERPARTS

This Agreement shall be valid, binding and enforceable against a party only when executed by an authorized individual on behalf of the party by means of (i) a DocuSign® or other electronic signature, (ii) an original, manual signature, or (iii) a faxed, scanned or photocopied manual signature. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

[signature page follows]

This Agreement has been executed in three (3) counterparts each party retaining one executed copy thereof.

SIGNED for and on behalf of:

NORTHERN FUNDS

By:	/s/ Peter K. Ewing
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Gina Meyer
Title	Vice President

THE NORTHERN TRUST COMPANY OF SAUDI ARABIA

By:	/s/ Michael L. Slater
Title	Sr. Vice President